Exhibit 99.1

HERCULES REPORTS THIRD QUARTER 2008 RESULTS

WILMINGTON, DE, October 27, 2008 . . .. Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended September 30, 2008 of $39.5 million, or $0.35 per diluted share, as compared to $48.8 million, or $0.42 per diluted share, for the third quarter of 2007.(1)  Third quarter 2008 net income included after tax transaction costs of approximately $6.8 million, or $0.06 per diluted share, associated with the pending Ashland transaction.  In addition, third quarter 2008 net income included an after tax gain of $3.9 million, or $0.03 per diluted share, related to the settlement of the government’s claim for additional response costs associated with the Vertac litigation.

Net income from ongoing operations(2) for the third quarter of 2008 was $42.4 million, or $0.38 per diluted share, compared to $53.4 million, or $0.46 per diluted share, in the third quarter of 2007.  The third quarter 2007 included net income of $7.4 million, or $0.05 per diluted share, related to the sale of technology.  The ongoing tax rate was approximately 23% in the third quarter of 2008 versus approximately 19% in the same period last year, or an impact of approximately $0.02 per diluted share versus the prior year.  Please refer to Table 2 for a reconciliation of net income from ongoing operations to reported net income.

Net sales in the third quarter of 2008 were $605.8 million, an increase of $61.6 million or 11% from the same period last year.  Volume and pricing increased by 1% and 5%, respectively.  Rates of exchange increased sales by 5% during the quarter, while mix was neutral.  The Company’s Logos Química acquisition in Latin America contributed $2.3 million of the sales increase; however, gross profit from the acquisition was minimal due to purchase accounting adjustments.

Net sales in the third quarter of 2008 increased in all major regions of the world versus the prior year.  Sales increased 6% in North America, 39% in Latin America (31% excluding the Logos Química acquisition), 9% in Europe and 23% in Asia Pacific.  Europe was lower by 6% excluding the impact of the Euro.

Reported profit from operations in the third quarter of 2008 was $63.1 million, a decrease of 24% compared with $83.3 million for the same period in 2007.(1)  Profit from ongoing operations(2) in the third quarter of 2008 was $77.5 million, a decrease of 8% compared with $84.2 million in the third quarter of 2007.  Excluding the sale of technology in the prior year period, ongoing operating profit increased 1%.  Please refer to Table 2 for a reconciliation of profit from ongoing operations to reported profit from operations.

Cash flow from operations for the nine months ended September 30, 2008 was $135.2 million, including cash outflows for severance, restructuring and other exit costs of $16.3 million.  Capital spending for the nine months ended September 30, 2008 was $74.3 million.

Interest and debt expense was $18.6 million in the third quarter of 2008, compared to $17.0 million in the third quarter of 2007, reflecting increased interest expense from cross currency interest rate swaps and higher rates on term debt, partially offset by lower outstanding debt balances.

Total debt was $810.4 million at September 30, 2008, a decrease of $6.3 million from June 30, 2008.  Cash and cash equivalents were $116.7 million at September 30, 2008.

Segment Results – Ongoing Basis(2)

In the Aqualon Group, net sales increased 12% and profit from ongoing operations increased 8% in the third quarter as compared with the third quarter of 2007.  All business units had increased sales in the third quarter as compared to the prior year.  In the aggregate, the sales increase was driven by 1% higher volume, 6% higher prices, 1% favorable mix, and 4% favorable rates of exchange.

Coatings and construction sales increased 10% in the third quarter of 2008 as compared to the same period of last year, due to 2% higher volume, 5% increased pricing and 6% favorable rates of exchange, partially offset by 3% negative product and regional mix.

Sales into the coatings markets were up 14% in the third quarter of 2008 as compared to the same period of last year.  All major regions of the world had increased sales, due in part to increased pricing.  Rates of exchange remain favorable in Europe and Asia.  Volume growth continued to be strong in Asia, primarily China.  Volumes in North America also improved, primarily due to increased sales of specialty surfactants.  Both Europe and Latin America sales volumes were essentially flat with the prior year.  Sales of specialty surfactants have continued to improve versus the prior year every quarter since the specialty surfactant acquisition was completed in July 2007.  In addition, sales of specialty surfactants continue to grow outside the traditional North American markets.

Construction market sales increased 7% as compared to the third quarter of last year.  Strong growth was achieved in the Middle East and Africa.  Modest sales growth was achieved in Asia and Europe, whereas sales in North and Latin America were lower.  Pricing improvements were achieved in most regions and product families.

Regulated industry sales increased 23% in the third quarter of 2008 as compared to the same period of last year, primarily due to 11% higher volume, 2% improved product mix, 6% increased pricing and 4% favorable rates of exchange.  Sales were higher in all markets.  Sales increased in the pharmaceutical, personal care and food markets by 41%, 14% and 23%, respectively, as compared to the third quarter of last year.  Growth was achieved in all major regions of the world, except Latin America which was modestly lower.  Price increases were achieved in all markets and most product families.  Sales of the AquariusTM film coating product line for the pharmaceutical industry have continued to improve versus the prior year every quarter since the product launch in mid 2007.

Energy and specialties sales increased 7% in the third quarter of 2008 as compared to the same period of last year.  The increase was due to 5% higher prices, 3% favorable rates of exchange and 4% favorable mix, partially offset by 5% lower volume.  Energy sales increased 16% while specialties increased 1%, as compared to the prior year.  Sales of energy and specialty businesses grew in most major regions of the world, except Asia which was essentially flat.  Price increases were achieved across most product families.  Increased sales of higher priced oilfield products improved the product mix from the prior year.

Profit from ongoing operations was 8% higher, primarily as a result of higher volume and the associated contribution margin, increased selling prices, lower pension expenses, and lower corporate allocated costs, partially offset by higher raw material, transportation and utility costs, and higher selling, general and administrative costs.  Margins were adversely impacted as price increases did not fully offset higher raw material, freight and utility costs.  Pricing increased $14.2 million from the third quarter of last year, whereas raw material, freight and utility costs increased $15.7 million.  The recovery of cost increases through pricing continues to improve as 90% of cost increases were recovered in the third quarter versus 62% in the second quarter 2008 and 35% in the first quarter of 2008.

In the Paper Technologies and Ventures Group (PTV), net sales in the third quarter increased 10% while profit from ongoing operations decreased 34% compared with the same quarter in 2007.  Excluding the sale of technology in the prior year period, profit from ongoing operations was down $4.8 million or 17%.

Paper Technologies sales increased 7% due to 1% higher volume, 6% favorable rates of exchange and 3% increased price, partially offset by 3% unfavorable mix.  Volumes were higher in both Latin America and Asia, while North America was flat and Europe was lower as compared to the third quarter of last year.  The increase in both Latin America and Asia was primarily due to growth in sales of functional chemicals.  Both North America and European volumes reflected lower sales of strength products.  Price increases were achieved in all regions, with the largest contribution in the Americas.  The favorable rates of exchange primarily reflect the strong Euro.  Sales in fast growing markets, including Brazil, Chile, Indonesia, Russia and the Middle East, were up 37% compared to the prior year.  Sales of new products recently introduced into the marketplace were up 36% versus the prior year and continue to support margins.

Ventures sales increased 24% primarily due to 5% higher volume (4% excluding the Logos Química acquisition), 8% higher prices, 7% improved product mix, and 4% favorable rates of exchange.  Sales increased in all Ventures business units except Tolled products:  Lubricants increased 86%; Water Management increased 17%; Pulp chemicals increased 15%; and Building and converted products increased 6%; Tolled products decreased 11%.  Pricing was favorable in most Venture businesses but especially strong in lubricants.

The decrease in profit from ongoing operations reflected higher raw material, freight and utility costs, and increased SG&A costs (including employees acquired in the Logos transaction), partially offset by favorable rates of exchange, higher volume and associated contribution margins, improved selling prices, lower corporate allocated costs, and lower pension costs.

Price increases were $12.2 million as compared to the third quarter of last year, while raw material, freight and utility costs increased $19.1 million.  The recovery of cost increases through pricing was down slightly as 64% of cost increases were recovered in the third quarter versus 69% in the second quarter 2008.

Outlook

As previously announced on July 11, 2008, the Company has entered into a definitive merger agreement under which Ashland Inc. (Ashland) would acquire all of the outstanding shares of the Company.  The special shareholders meeting to vote on the merger is scheduled for November 5, 2008.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  The words or phrases "will likely result," "should," "are expected to," "will continue," "is anticipated," "expect," "estimate," "project" or similar expressions are among those which identify forward-looking statements.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the possibility that the transaction with Ashland may not be completed, including as a result of failure to obtain the approval of the Company’s stockholders; the possibility that financing may not be available to Ashland on the terms committed; and other risks that are described in filings made by Ashland and the Company with the Securities and Exchange Commission (SEC) in connection with the proposed transaction, the ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to improve margins, the success of outsourcing initiatives, ability to identify, execute and integrate acquisitions, ability to execute divestitures, ability to complete transactions, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher raw material, manufacturing, freight and utility costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, risks in developing new market opportunities or expanding capacity, environmental and safety regulations and clean-up costs, the impact of adverse events relating to the operation of the Company's facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions), foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievement, expressed or implied by such forward-looking statements, reactivate stock repurchases or continue the payment of dividends.  As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

ADDITIONAL INFORMATION

In connection with the proposed transaction, Ashland and the Company have filed documents with the SEC, including a registration statement on Form S-4 filed by Ashland on September 29, 2008, and a related definitive proxy statement/prospectus filed by the Company on October 3, 2008 and mailed to investors and security holders on or about October 6, 2008.  Investors and security holders are urged to read the registration statement on Form S-4 and the related definitive proxy/prospectus.  Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by contacting Ashland Investor Relations at (859) 815-4454 or Hercules Investor Relations at (302) 594-7151.  Investors and security holders may also obtain free copies of the documents filed with the SEC on Ashland’s Investor Relations website at www.ashland.com/investors or the Company’s website at www.herc.com or the SEC’s website at www.sec.gov.

The Company and its directors and executive officers are deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction.  Information regarding the special interests of these directors and executive officers in the proposed transaction has been included in the proxy statement/prospectus described above.  Additional information regarding the directors and executive officers of the Company is also included in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2008.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ashland and the Company as described above.

Media Contact:                                John S. Riley                                (302) 594-6025
Investor Contact:                             Stuart L. Fornoff                         (302) 594-7151

HERCULES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)	(Unaudited)
Table 1	THREE MONTHS ENDED SEPT. 30		NINE MONTHS ENDED SEPT. 30
	2008	2007(1)	2008	2007(1)
Net sales	$605.8	$544.2	$1,776.7	$1,595.5
Cost of sales	421.3	358.0	1,215.8	1,040.2
Selling, general and administrative expenses	93.5	84.1	286.7	252.3
Research and development	10.9	11.0	33.4	32.4
Intangible asset amortization	2.7	2.4	8.0	6.1
Other operating expense, net	14.3	5.4	27.1	26.1
Profit from operations	63.1	83.3	205.7	238.4
Interest and debt expense	18.6	17.0	53.6	52.0
Other expense, net	0.1	4.9	15.9	42.9
Income before income taxes and equity income	44.4	61.4	136.2	143.5
Provision (benefit) for income taxes	6.4	14.9	30.5	(26.1)
Income before minority interests and equity income	38.0	46.5	105.7	169.6
Minority interests in losses (earnings) of consolidated subsidiaries	—	0.3	0.9	(0.7)
Equity income of affiliated companies, net of tax	1.6	1.0	0.5	0.5
Net income from continuing operations before discontinued operations	39.6	47.8	107.1	169.4
Net income (loss) from discontinued operations, net of tax(4)	(0.1)	1.0	25.8	1.0
Net income	39.5	48.8	132.9	170.4
Basic earnings per share:
Continuing operations	$0.35	$0.42	$0.96	$1.48
Discontinued operations	—	0.01	0.23	0.01
Net income	$0.35	$0.43	$1.19	$1.49
Weighted average # of basic shares (millions)	111.4	114.4	111.6	114.4
Diluted earnings per share:
Continuing operations	$0.35	$0.41	$0.96	$1.47
Discontinued operations	—	0.01	0.23	0.01
Net income	$0.35	$0.42	$1.19	$1.48
Weighted average # of diluted shares (millions)	112.1	115.2	112.2	115.1
Dividends declared per share	$0.05	$0.05	$0.15	$0.05
Income before income taxes and equity income	$44.4	$61.4	$136.2	$143.5
Interest and debt expense	18.6	17.0	53.6	52.0
EBIT(2)	63.0	78.4	189.8	195.5
Depreciation and amortization, net of amortization of debt issuance costs	22.6	27.2	75.4	80.3
EBITDA(2)	$85.6	$105.6	$265.2	$275.8

	(Unaudited)
Table 1 (continued) SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED SEPT. 30		NINE MONTHS ENDED SEPT. 30
	2008	2007(1)	2008	2007(1)
Net Sales By Segment(3)
Paper Technologies	$240.6	$225.9	$701.2	$674.7
Ventures	76.3	61.3	228.6	184.0
Paper Technologies & Ventures Group	$316.9	$287.2	$929.8	$858.7

Coatings & Construction	$141.9	$128.5	$414.8	$358.7
Regulated	71.5	58.0	214.6	182.1
Energy & Specialties	75.5	70.5	217.5	196.0
Aqualon Group	$288.9	$257.0	$846.9	$736.8

TOTAL	$605.8	$544.2	$1,776.7	$1,595.5

Profit (Loss) From Operations By Segment
Paper Technologies & Ventures Group	$23.0	$40.2	$76.6	$105.6
Aqualon Group	57.4	55.7	162.0	170.5
Corporate	(17.3)	(12.6)	(32.9)	(37.7)
TOTAL	$63.1	$83.3	$205.7	$238.4

	(Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED SEPT. 30, 2008				THREE MONTHS ENDED SEPT. 30, 2007(1)
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$39.5	$0.35	$63.1	$85.6	$48.8	$0.42	$83.3	$105.6
Discontinued operations, net of tax(4)	0.1	—	—	—	(1.0)	(0.01)	—	—
Vertac matters	(3.9)	(0.03)	—	(5.9)	0.7	0.01	—	1.0
Legal accruals and settlements(5)	0.1	—	—	0.2	0.4	—	—	0.6
Severance and restructuring costs	1.4	0.01	2.2	2.2	5.1	0.05	7.8	7.8
Asset impairments/ Accelerated depreciation	0.8	0.01	1.3	1.1	2.3	0.02	3.5	—
Pension accounting change pre LDI implementation(1)	—	—	—	—	(6.8)	(0.06)	(10.4)	(10.4)
Gain on asset dispositions	—	—	—	—	(2.0)	(0.02)	(0.5)	(3.0)
Loss on sale of FiberVisions	—	—	—	—	2.8	0.03	—	2.8
Ashland transaction costs(10)	6.8	0.06	10.4	10.4	—	—	—	—
Other(6)	0.4	—	0.5	0.6	0.6	—	0.5	0.9
Subtotal adjustment items(7)	5.7	0.05	14.4	8.6	2.1	0.02	0.9	(0.3)
Tax adjustment to the ongoing effective tax rate(8)	(2.8)	(0.02)	—	—	2.5	0.02	—	—
Ongoing Operations(2)	$42.4	$0.38	$77.5	$94.2	$53.4	$0.46	$84.2	$105.3

	(Unaudited)
Table 3 Reconciliation to Ongoing Operations	NINE MONTHS ENDED SEPT. 30, 2008				NINE MONTHS ENDED SEPT. 30, 2007(1)
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$132.9	$1.19	$205.7	$265.2	$170.4	$1.48	$238.4	$275.8
Discontinued operations, net of tax(4)	(25.8)	(0.23)	—	—	(1.0)	(0.01)	—	—
Vertac matters	(3.6)	(0.03)	—	(5.4)	13.0	0.11	—	20.0
ABL settlement	—	—	—	—	8.4	0.07	—	13.0
Gain on asset dispositions	—	—	—	—	(4.6)	(0.04)	(4.6)	(7.1)
Legal accruals and settlements(5)	1.1	0.01	—	1.7	1.2	0.01	—	1.8
Severance and restructuring costs	6.6	0.06	10.2	10.2	14.7	0.13	22.6	22.6
Asset impairments/ Accelerated depreciation	4.3	0.03	6.6	1.7	7.1	0.06	10.9	—
Pension accounting change pre LDI implementation(1)	—	—	—	—	(20.2)	(0.17)	(31.1)	(31.1)
Loss on sale of FiberVisions	—	—	—	—	2.5	0.02	—	2.5
Ashland transaction costs(10)	6.8	0.06	10.4	10.4	—	—	—	—
Other(6)	3.6	0.03	1.8	5.6	1.9	0.02	1.1	2.9
Subtotal adjustment items(7)	(7.0)	(0.07)	29.0	24.2	23.0	0.20	(1.1)	24.6
Tax adjustment to the ongoing effective tax rate(8)	(1.0)	(0.01)	—	—	(58.5)	(0.51)	—	—
Ongoing Operations(2)	$124.9	$1.11	$234.7	$289.4	$134.9	$1.17	$237.3	$300.4

	(Unaudited)
Table 4 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED SEPT. 30, 2008
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$23.0	$57.4	$(17.3)	$63.1
Severance, restructuring and other exit costs	0.3	(0.7)	2.6	2.2
Asset impairments and accelerated depreciation	—	—	1.3	1.3
Ashland transaction costs(10)	—	—	10.4	10.4
Other(6)	0.2	0.2	0.1	0.5
Subtotal adjustment items	0.5	(0.5)	14.4	14.4
Profit from Ongoing Operations(2)	$23.5	$56.9	$(2.9)	$77.5

	(Unaudited)
Table 5 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED SEPT. 30, 2007(1)
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$40.2	$55.7	$(12.6)	$83.3
Severance, restructuring and other exit costs	1.2	1.8	4.8	7.8
Asset impairments and accelerated depreciation	(0.1)	—	3.6	3.5
Gain on asset dispositions	—	—	(0.5)	(0.5)
Pension accounting change pre LDI implementation(1)	(5.6)	(4.8)	—	(10.4)
Other(6)	—	—	0.5	0.5
Subtotal adjustment items	(4.5)	(3.0)	8.4	0.9
Profit from Ongoing Operations(2)	$35.7	$52.7	$(4.2)	$84.2

	(Unaudited)
Table 6 Reconciliation to Ongoing Operations By Business Segment	NINE MONTHS ENDED SEPT. 30, 2008
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$76.6	$162.0	$(32.9)	$205.7
Severance, restructuring and other exit costs	2.5	(0.3)	8.0	10.2
Asset impairments and accelerated depreciation	—	—	6.6	6.6
Ashland transaction costs(10)	—	—	10.4	10.4
Other(6)	1.1	0.2	0.5	1.8
Subtotal adjustment items	3.6	(0.1)	25.5	29.0
Profit from Ongoing Operations(2)	$80.2	$161.9	$(7.4)	$234.7

	(Unaudited)
Table 7 Reconciliation to Ongoing Operations By Business Segment	NINE MONTHS ENDED SEPT. 30, 2007(1)
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$105.6	$170.5	$(37.7)	$238.4
Severance, restructuring and other exit costs	1.9	2.2	18.5	22.6
Asset impairments and accelerated depreciation	0.2	—	10.7	10.9
Gain on asset dispositions	—	—	(4.6)	(4.6)
Pension accounting change pre LDI implementation(1)	(16.8)	(14.3)	—	(31.1)
Other(6)	—	—	1.1	1.1
Subtotal adjustment items	(14.7)	(12.1)	25.7	(1.1)
Profit from Ongoing Operations(2)	$90.9	$158.4	$(12.0)	$237.3

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	(Unaudited)
Table 8	SEPT. 30	DEC. 31
	2008	2007(1)
Assets
Current assets
Cash and cash equivalents	$116.7	$116.5
Accounts receivable, net	421.5	366.8
Inventories	243.1	224.0
Income tax receivable	24.7	20.2
Other current assets	67.2	86.8
Total current assets	873.2	814.3
Property, plant and equipment, net	687.2	660.0
Other assets	1,161.0	1,204.1
Total assets	$2,721.4	$2,678.4
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$236.6	$222.0
Other current liabilities	246.3	258.5
Vertac obligations	14.5	20.0
Current debt obligations	49.6	33.7
Total current liabilities	547.0	534.2
Long-term debt	760.8	762.3
Other liabilities	819.8	881.8
Total liabilities	2,127.6	2,178.3
Minority interests	21.2	22.1
Total stockholders' equity	572.6	478.0
Total liabilities and stockholders' equity	$2,721.4	$2,678.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)
	(Unaudited)
Table 9	NINE MONTHS ENDED SEPT. 30
	2008	2007(1)
Cash Flows from Operating Activities:
Net income	$132.9	$170.4
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	75.9	82.0
Deferred income tax provision and income taxes payable	25.8	149.1
Investment dilution and loss on sale of 51% interest in FiberVisions	—	2.5
Other noncash charges and credits	6.9	(0.5)
Working capital, net(9)	(63.8)	(135.5)
Asbestos-related assets and liabilities, net	8.1	46.8
Pension and postretirement benefits	(5.7)	(40.9)
Non-current assets and liabilities, net	(44.9)	(26.4)
Net cash provided by operating activities	135.2	247.5
Cash Flows from Investing Activities:
Capital expenditures	(74.3)	(77.8)
Proceeds from sale of 51% interest in FiberVisions, net of transaction costs	—	(1.2)
Acquisitions and investments, net	(21.6)	(16.2)
Proceeds from fixed asset disposals/other	2.9	13.6
Net cash used in investing activities	(93.0)	(81.6)
Cash Flows from Financing Activities:
Long-term debt proceeds	—	3.9
Debt repayments and change in short term debt	8.0	(184.1)
Repurchase of common stock	(38.1)	(22.8)
Dividends paid	(16.5)	—
Proceeds from exercise of stock options / other	3.1	8.2
Net cash used in financing activities	(43.5)	(194.8)
Effect of exchange rate changes on cash	1.5	5.7
Net increase (decrease) in cash and cash equivalents	0.2	(23.2)
Cash and cash equivalents at beginning of period	116.5	171.8
Cash and cash equivalents at end of period	116.7	148.6

NOTES:
(1)      Effective January 1, 2008, the Company has changed its method of accounting for its qualified defined-benefit pension plans in the United States ("U.S.") and the United Kingdom ("U.K.").  The change in accounting method and related timing coincides with the completion of a shift in the assets of the Company’s U.S. plan in connection with the implementation of a liability-driven investing strategy ("LDI").  The change has been applied retrospectively to all prior years.  In addition, the quarterly results for the periods included in the year ended December 31, 2007 have been adjusted.  The Company's web site contains the adjusted financial data for the aforementioned periods.  The change encompasses:  (a) the basis for the determination of the "market-related value" of plan assets from a smoothed value to the "fair value" and (b) a reduction in the amortization period for gains and losses in excess of the "corridor" from a period representing the average remaining service period of active employees to immediate recognition in the subsequent year (i.e., a 1-year amortization period).

(2)      Ongoing operations, profit from ongoing operations, net income from ongoing operations, EBIT and EBITDA, wherever used herein, are non-GAAP financial measures.  The ongoing operations include Paper Technologies and Ventures and the Aqualon Group.  Results from ongoing operations exclude impairment charges and accelerated depreciation/amortization for certain facilities within these businesses that will have no further operating impact, severance, restructuring and other exit costs, Ashland transaction costs, litigation against and settlements with the Company's insurance carriers, and legal accruals, settlements and other charges related to divested businesses.  Please refer to Tables 2, 3, 4, 5, 6 and 7 for the reconciliation of reported to ongoing operations for the quarter and nine months ended September 30, 2008 and 2007.
EBIT is calculated as net income before income taxes plus interest and debt expense.  EBITDA is calculated as net income before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.
EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(3)      Net sales by segment have been realigned to the current organizational structure.

(4)      Income associated with the final resolution of a tax indemnification for a divested business.

(5)      These accruals and settlements exclude asbestos and Vertac litigation matters and are primarily attributable to divested businesses.

(6)      Other primarily includes gains and losses related to formerly divested businesses and other costs.

(7)      Adjustment items have been tax effected at the U.S. federal statutory tax rate of 35% for 2008 and 2007, except the loss on the sale of FiberVisions.  Valuation allowances have been established on this capital loss.  Additionally, the related earnings per share impacts are based upon diluted shares totaling 112.1 million and 115.2 million for the three months ended September 30, 2008 and 2007, respectively and 112.2 million and 115.1 million shares for the nine months ended September 30, 2008 and 2007, respectively.

(8)      The 2007 adjustment is principally due to the resolution of the remaining IRS audit issues for the years 1993-2003.

(9)      The nine months ended September 30, 2007 includes $124.5 million paid to the United States in settlement of the Vertac judgment, partially offset by an accrual of $19.8 million for additional response costs including accrued interest not yet paid.

(10)      Ashland transaction costs primarily include third party legal and investment banking fees associated with the Company's pending acquisition by Ashland Inc.